News Release

Release Date: Monday, October 20, 2003

Release Time: Immediate

Contact: Eric E. Stickels, Executive Vice President and Chief Financial Officer

Phone: (315) 366-3702

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     Oneida Financial Corp. Reports 2003 Third Quarter Operating Results
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(unaudited) Oneida, NY, October 20, 2003- Oneida Financial Corp. (NASDAQ: ONFC),
-----------
the parent company of The Oneida Savings Bank, has announced third quarter operating results. Net income for the three months ending September 30, 2003 is $751,000, or $0.15 basic earnings per share compared to $825,000, or $0.17 basic earnings per share, for the three months ended September 30, 2002. Net income for the nine months ending September 30, 2003 is $2.5 million, or $0.51 basic earnings per share, an increase of 16.1%, compared with $2.1 million or $0.44 per share for the same period during 2002.

Total assets at September 30, 2003 were $424.9 million, an increase of $3.3 million from the September 30, 2002 level of $421.5 million. Loans receivable, net increased $5.9 million at September 30, 2003 to $203.8 million as compared with September 30, 2002 after recording the sale of $52.5 million in fixed rate one-to-four family residential real estate loans during the preceding twelve month period. While total deposits increased 4.2%, to $309.2 million at September 30, 2003 compared with $296.6 million at September 30, 2002, the level of non-interest bearing deposits increased 11.3% to $51.1 million at September 30, 2003 from $45.9 million at September 30, 2002.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Oneida Financial Corp. is approaching its fifth anniversary as a publicly-traded company and we are pleased with the consistent performance of our Company and our continued ability to meet the objectives of our operating plan. Recent inclusion in the Russell 3000 index and being identified by Forbes as one the 100 fastest growing small businesses in the U.S., is further indication of the success achieved to date." During the third quarter of 2003 Oneida Financial Corp. announced the acquisition of the MacDonald/Yando Agency Inc., an insurance agency with offices in Verona and New Hartford, New York. The acquisition was completed as of October 1, 2003 and expands the Company's insurance and financial services presence in Oneida County. The increase in insurance sales revenue and non-interest banking services income resulted in a 25.3% increase in non-interest income for the nine months ended September 30, 2003. Kallet stated, "Since forming Oneida Financial Corp. in 1998, the Company has evolved from a traditional savings bank model to a diversified financial services company with an expanded product mix, broadened markets, new revenue sources and overall financial performance improvement."

Interest income totaled $5.2 million for the third quarter of 2003, a decrease of $520,000 from $5.7 million for the three months ended September 30, 2002. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets of 73 basis points, reflecting the continued decline in market interest rates during the past twelve months. The decrease in yield was partially offset by an increase in the average balance of interest-earning assets of $10.4 million to $375.6 million for the three month period ended September 30, 2003.

Total interest expense decreased $527,000 to $2.1 million for the three months ended September 30, 2003. This is compared with interest expense of $2.6 million during the comparative 2002 period. The decrease in interest expense for the three months ended September 30, 2003 was due to a decrease of 71 basis points in the cost of interest-bearing liabilities, partially offset by an increase of $6.8 million in the average balance of interest-bearing deposit accounts. Average borrowed funds outstanding were $66.0 million during the three months ending September 30, 2003, compared with $69.3 million in average borrowings outstanding during the comparative 2002 period. Interest expense on deposits decreased 28.4% during the third quarter 2003 to $1.2 million as compared with $1.7 million for the same period of 2002.

Net interest income increased for the third quarter of 2003 to $3.2 million compared with $3.1 million for the third quarter of 2002. The increase in net interest income primarily is due to an increase in net earning assets for the three months ending September 30, 2003 as compared with three months ended September 30, 2002.

Non-interest income was $2.4 million during the third quarter of 2003 compared with $2.2 million for the comparative 2002 period. The increase was primarily due to revenue derived from the Company's insurance subsidiary activities. In addition, non-interest income increased as a result of an increase in deposit service fee income to $447,000 for the three months ending September 30, 2003 from $260,000 for the comparable 2002 period. These increases were partially offset by a decrease of $125,000 in gains realized upon the sale of loans and investment securities during the respective periods.

Non-interest expense was $4.4 million for the three months ended September 30, 2003 compared with $4.1 million for the three months ended September 30, 2002. The increase in non-interest expense is primarily the result of operating expenses associated with our insurance agency business. Provisions for possible loan losses during third quarter of 2003 totaled $106,000 compared with $80,000 in expense incurred during the third quarter of 2002. Net charge-offs during the three months ended September 30, 2003 totaled $135,000. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions.

Shareholders' equity is $48.8 million, or 11.5% of assets at September 30, 2003 compared with $47.5 million, or 11.3% of assets, at September 30, 2002. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the period. The increase was partially offset by valuation adjustments made for the Company's available for sale investment and mortgage-backed securities and management efforts to manage the Company's capital through a combination of cash dividends and other strategies, as well as, the recognition of the Company's minimum pension liability.

All financial information provided at and for the quarters ended September 30, 2003 and September 30, 2002 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                              At and for the          At and for the
Selected Financial Ratios                      Three Months            Nine Months
         (unaudited)                            Ended Sept 30,        Ended Sept 30,
         -----------                            --------------        --------------
                                              2003        2002        2003       2002
                                              ----        ----        ----       ----
Return on Average Assets                       0.70%       0.78%      0.79%       0.74%
Return on Average Equity                       6.02%       7.02%      6.76%       6.21%
Net Interest Margin                            3.35%       3.44%      3.40%       3.25%
Efficiency Ratio                              78.94%      76.14%     76.69%      76.53%
Non-Performing Assets to
 Total Assets (end of period)                  0.11%       0.08%      0.11%       0.08%
Allowance for Loan Losses to
 Non-Performing Loans                        745.14%     822.52%    745.14%     822.52%
Allowance for Loan Losses to
 Loans Receivable, net                         1.05%       1.25%      1.05%       1.25%

                                              At         At           %           At
Selected Financial Data                    Sept 30,    Sept 30,      Change     Dec 31,
(in thousands except per share data)         2003        2002      '03 vs '02    2002
------------------------------------      ---------------------------------------------
                                          (unaudited) (unaudited)             (audited)

Total Assets                               $424,870    $421,526        0.8%   $416,670
Loans receivable, net                       203,809     197,932        3.0%    197,896
Mortgage-backed securities                   35,711      53,217      (32.9%)    39,719
Investment securities                       126,260     121,257        4.1%    123,256
Goodwill and other intangibles               12,303      11,359        8.3%     12,091
Interest bearing deposits                   258,084     250,674        3.0%    245,828
Non-interest bearing deposits                51,131      45,942       11.3%     45,951
Borrowings                                   64,000      74,000      (13.5%)    73,500
Shareholders' Equity                         48,806      47,478        2.8%     48,064

Book value per share
   (end of period)                         $   9.88    $   9.77        1.1%   $   9.84
Tangible value per share
   (end of period)                         $   7.39    $   7.43       (0.5%)  $   7.37






                                              Three Months Ended         %         Year Ended
Selected Operating Data                    Sept 30,      Sept 30,      Change       Dec 31,
(in thousands except per share data)         2003         2002       '03 vs '02      2002
------------------------------------      ---------------------------------------------------
                                          (unaudited)  (unaudited)                 (audited)
Interest income:
   Interest and fees on loans               3,353      $  3,746       (10.5%)      $ 14,014
   Interest and dividends
      on investments                        1,836         1,935       ( 5.1%)         7,452
   Interest on fed funds                       16            44       (63.6%)           185
                                          -----------  -----------                 ----------
     Total interest income                  5,205      $  5,725       ( 9.1%)      $ 21,651
Interest expense:
   Interest on deposits                     1,220         1,705       (28.4%)         6,541
   Interest on borrowings                     835           877       ( 4.8%)         3,627
                                          -----------  -----------                 ----------
     Total interest expense                 2,055         2,582       (20.4%)        10,168
                                          -----------  -----------                 ----------
Net interest income                         3,150         3,143         0.2%         11,483
   Provision for loan losses                  106            80        32.5%            164
                                          -----------  -----------                 ----------
Net interest income after
     provision for loan losses              3,044      $  3,063       ( 0.6%)      $ 11,319
                                          -----------  -----------                 ----------
Total noninterest income                    2,402         2,221         8.1%          8,519
                                          -----------  -----------                 ----------
Total noninterest expense                   4,419         4,113         7.4%         15,482
                                          -----------  -----------                 ----------
Income before income taxes                  1,027      $  1,171       (12.3%)      $  4,356
                                          -----------  -----------                 ----------
Income tax provision                          276           346       (20.2%)         1,160
                                          -----------  -----------                 ----------
Net income                                    751      $    825       ( 9.0%)      $  3,196
                                          ===========  ===========                 ==========
Net income per common
   share ( EPS - Basic )                  $  0.15      $   0.17       (11.8%)      $   0.66
                                          ===========  ===========                 ==========
Net income per common
   share ( EPS - Diluted)                    0.15      $   0.16       ( 6.3%)      $   0.64
                                          ===========  ===========                 ==========


                                               Nine Months Ended        %          Year Ended
Selected Operating Data                     Sept 30,     Sept 30,     Change         Dec 31,
(in thousands except per share data)          2003        2002      '03 vs '02        2002
------------------------------------      ---------------------------------------------------
                                          (unaudited)  (unaudited)                 (audited)
Interest income:
   Interest and fees on loans              $ 10,341      $ 10,331        0.1%      $ 14,014
   Interest and dividends
        on investments                        5,413         5,558       (2.6%)        7,452
   Interest on fed funds                         80           152      (47.4%)          185
                                          -----------  -----------                 ----------
Total interest income                      $ 15,834      $ 16,041       (1.3%)     $ 21,651
Interest expense:
   Interest on deposits                    $  3,811         5,042      (24.4%)        6,541
   Interest on borrowings                     2,543         2,718       (6.4%)        3,627
                                          -----------  -----------                 ----------
Total interest expense                        6,354         7,760      (18.1%)       10,168
                                          -----------  -----------                 ----------
Net interest income                           9,480         8,281       14.5%        11,483
   Provision for loan losses                    410           350       17.1%           164
                                          -----------  -----------                 ----------
Net interest income after
provision for loan losses                  $  9,070      $  7,931       14.4%      $ 11,319
                                          -----------  -----------                 ----------
Total noninterest income                      7,773         6,202       25.3%         8,519
                                          -----------  -----------                 ----------
Total noninterest expense                    13,313        11,120       19.7%        15,482
                                          -----------  -----------                 ----------
Income before income taxes                 $  3,530      $  3,013       17.2%      $  4,356
                                          -----------  -----------                 ----------
Income tax provision                          1,036           864       19.9%         1,160
                                          -----------  -----------                 ----------
Net income                                 $  2,494      $  2,149        16.1%     $  3,196
                                          ===========  ===========                 ==========

Net income per common
   Share ( EPS - Basic )                   $   0.51      $   0.44       15.9%      $   0.66
                                          ===========  ===========                 ==========
Net income per common
   Share ( EPS - Diluted )                 $   0.49      $   0.43       14.0%      $   0.64
                                          ===========  ===========                 ==========
